Federal Housing Finance Board
1625 Eye Street, NW
Washington, DC 20006

Attention: Public Comments

Federal Housing Finance Board Proposed Rule: Excess Stock Restrictions and Retained Earnings Requirements for the Federal Home Loan Banks
RIN Number 3069-AB30
Docket Number 2006-03

The Board of Directors (“the Board”) of the Federal Home Loan Bank of Cincinnati (“the “Cincinnati Bank” or “Bank”) submits the following as our formal comments on the proposed revisions to the Capital Regulations (12 CFR Parts 900, 917, 925, 930, 931 and 934) promulgated by the Federal Housing Finance Board (“the Finance Board”) and published in the Federal Register on March 15, 2006.

The Board thanks the Finance Board for giving the members of the Federal Home Loan Bank System (the “FHLBank System”) and others the opportunity to comment. We recognize the Finance Board’s stated purpose in the proposed regulation is to uphold its mission as regulator for the FHLBank System and to ensure that the Federal Home Loan Banks (the “FHLBanks”) “operate in a financially safe and sound manner,” “carry out their housing and community development finance mission, and remain adequately capitalized and able to raise funds in the capital markets.” However, we believe that the proposed rule will in reality undermine the Finance Board’s stated purpose and, in fact:

•	causes a deterioration in the current strong financial position of the Cincinnati Bank, which is more than likely to result in the Bank losing its AAA rating with Stable Outlook;

•	appears to violate many of the provisions of the Gramm-Leach-Bliley Act;

•	triggers unnecessary taxes on member banks;

•	results in substantial deterioration in the value of membership in the Bank, which could cause members to request redemption of excess stock at levels well above that which the proposal would mandate;

•	results in sharply reduced levels of mission-related activities;

•	causes serious damage to a large number of small members and threatens the viability of the community banking system;

•	reduces our profitability and, as a result, the amount of our mandatory Affordable Housing contributions;

•	reduces the ability to fund our voluntary affordable housing initiatives – $17 million over the next two years which provides assistance to those affected by hurricanes in 2005 and our American Dream Homeownership Challenge which was designed to complement President Bush’s Blueprint for the American Dream;

•	encourages the FHLBanks to take on increased risk, given the proposed “one size fits all” retained earnings formula; and,

•	effectively dismantles the provisions of our Finance Board-approved Capital Plan which has been beneficial to members.

We believe, as is further outlined in this letter, that the simplistic, universal application of the proposed rule will have significant unintended consequences that will compromise the business, public policy mission, and safety and soundness of the Cincinnati Bank. In addition, we believe that the Cincinnati Bank presents such little impairment risk to members’ capital stock investment as to render application of the proposed rule to it completely unnecessary. Finally, the publication of the proposed rule, before any implementation is assured, has already caused some of our members to re-evaluate and, in some cases, take unfavorable actions to reduce their business with and investment in the Bank. Respectfully, the Board unanimously and strongly calls for the Finance Board to withdraw the proposed regulatory rule.

The Proposed Rule Will Cause Deterioration in the Strong Financial Position of the Bank
The Cincinnati Bank is currently well capitalized and carries the highest ratings available from Moody’s and Standard and Poor’s. In addition, the FHLBank System Consolidated Obligations carry the highest debt rating available. The Finance Board acknowledges this fact when it states that it believes that “the Banks’ overall capital levels remain adequate and the risk of capital insolvency at any Bank in the foreseeable future is de minimis.” The Finance Board is in effect then proposing the regulatory changes in order to prevent unknown or unanticipated safety and soundness issues in the future, not to address existing problems. However, we believe that the prescriptive nature of the proposal will have unintended consequences which actually cause a deterioration in the current strong credit position of the Bank, and potentially, the FHLBank System as a whole.

The simple publication of the rule as now proposed has already resulted in, and could result in additional requests for, excess stock redemption. In the short term, if the amount of these redemption requests become significant, we will be required to shrink our most liquid assets, and potentially Advances, to reasonably and prudently respond to these calls, manage our balance sheet and remain in compliance with our regulatory capital requirements.

The proposed rule as written will result in a substantial drop in the liquidity of the Bank. Lower liquidity will also negatively affect our ability to offer certain Advance programs, increasing the cost to our members and reducing the flexibility of their access to Advances generally, further impacting the Bank’s profitability.

We believe the end result of the proposed rule for the Cincinnati Bank will be lower capital levels, lower liquidity and lower profitability. In their recent affirmation of our AAA Stable ratings, Standard and Poor’s noted that the ratings on the Bank “reflect the wholesale bank’s strong credit risk profile, balance sheet liquidity, and risk-adjusted capitalization.” We believe that the impact of the proposed rule on the Bank would more than likely result in a ratings downgrade, higher funding costs and lower profitability.

The Proposed Rule will Result in Deterioration in the Value of FHLBank Membership and in the Services Provided to Support our Mission-Related Activities
The Board believes that the proposed regulation will result in a significant deterioration in the value of FHLBank membership. The proposed rule relating to retained earnings will reduce the value of membership in the FHLBank System, which, as noted above, could cause voluntary capital to leave the System and impair the ability of the FHLBanks to fulfill their housing mission. Membership in the FHLBanks has been voluntary for non-thrift members since the passage of the FIRREA legislation in 1989, and for all members since the Gramm-Leach-Bliley Act of 1999. Given that membership requires a capital investment in a District FHLBank, the economic value of membership will deteriorate with implementation of the proposed regulation.

The economic value to a member of an individual FHLBank is a function of two components – the long-term, after tax, risk-adjusted return on capital and the value of access to the services available from that FHLBank. Historically, one of the greatest sources of value of membership is the FHLBanks’ access to the capital markets and the ability to pass this value on to its membership through low-cost Advances and other financial services. When the cost of holding an investment in, or the services provided by, an FHLBank increases, a member may look elsewhere for the provision of those services.

The proposed rule reduces the value of both components of membership in the FHLBank System, and in the Cincinnati Bank specifically, for the following reasons:

•	The proposed rule imposes a simple formula for the creation of retained earnings which fails to take into account the specific risk profile of each individual FHLBank. This formula will result in a significantly higher retained earnings requirement for the Cincinnati Bank than a risk-based analysis would generate, therefore, unnecessarily burdening members’ investment in the Bank.

•	The proposed rule increases our cost of providing services to our members, both Advances and Acquired Mission Assets (“AMA”) through reduced liquidity and less flexible access to the capital markets, which results in higher funding costs, and thus, constrains our public policy mission.

•	By reducing the amount of liquidity that the Bank can cost-effectively carry, and reducing the flexibility of access to borrowing by our members, the proposed rule will likely, albeit unintentionally and indirectly, cause our members to carry more liquidity of their own. This will in turn reduce their ability to cost-effectively provide services to their own retail customers, decreasing their earnings, and ultimately threatening the viability of the United States community banking system.

•	The proposed rule reduces the value of a dividend, which otherwise will be tax deferred, by making it taxable to many members through the elimination of the right of an FHLBank to issue stock dividends.

•	The proposed rule also creates a taxable distribution from a forced early redemption of excess stock above one percent of assets, which members may have chosen to hold in anticipation of future borrowing or other mission-related activity, with no offsetting income.

•	The forced redemption of capital reduces the absolute amount of earnings recorded in the member’s income statement with respect to FHLBank dividends over the long term. Earnings from FHLBank dividends may support a level of profitability which may allow the member to offer certain products and services to its own customers. This also particularly affects our smaller members.

•	Elimination of stock dividends also ignores the fact that cash dividends reduce the capitalization of the Bank, while stock dividends maintain capital levels. This key consideration is specifically noted by Standard and Poor’s as ratings support when it states that “Capitalization is further improved by the [Bank’s] policy of issuing stock dividends in lieu of cash dividends.”

One of the Finance Board’s stated reasons for increasing retained earnings is to “help prevent capital stock impairment by protecting the par value of Bank stock.” But, by attempting to protect the par value of the stock in this proposed simplistic and universal approach, the Finance Board proposal has the unintended consequence of reducing the economic value of membership in the Cincinnati Bank itself, and as such, risks the capital instability the Finance Board intends to avoid. Gramm-Leach-Bliley was contemplated to effect capital standards using a risk-based, individual Bank methodology. The proposed regulation would ignore, and possibly, violate that law.

Deterioration in Value and Services Causes Serious Damage to Our Small Members
Our smaller members depend, to a significant extent, on the Bank for their dividends to support earnings and on access to our services. As described above, the reduction in dividends, the tax impact of excess stock repurchases and the loss of capital stock dividends will have a much greater impact on the profitability of smaller institutions given the size of their investment in the Bank versus their other assets. In general, smaller borrowing members, those with assets less than $1.0 billion, hold more stock as a percent of their assets and borrow more from the FHLBank than larger borrowing members. At year-end 2005, these smaller members held a weighted average 0.69 percent of their assets in FHLBank stock versus larger members at 0.43 percent. These small community banks also held advances to assets of a weighted average 7.40 percent versus their larger counterparts at 6.48 percent. In addition, the liquidity-related reduced access to and/or increased costs of services from the Bank impacts our smaller members more as their immediate alternatives are fewer than those of our medium-to-large members.

The following are just a few of the examples of the clear deterioration in our ability to continue to support our public policy mission for our smaller members that are likely to result from the constraints the proposed regulation will force on liquidity:

•	Currently, we allow our members access to same-day funding until very late in the day. Members of all sizes take advantage of this flexible funding access. Without the level of liquidity that we now carry, we cannot offer this service, or only at a much higher cost.

•	Currently, the Bank takes advantage of the attractive funding costs offered by Global bond offerings. In most cases, however, we cannot utilize all of this funding immediately and need to temporarily place some of the proceeds in very short term, high quality investments until we are able to use the funding for our members’ Advance window activity or other mission asset activity. Our ability to take advantage of this type of funding will be constrained to our members’ most immediate and specifically identified funding needs.

•	The Bank’s current Credit Policy has no minimum size for Advances. As mentioned above, the larger sizes offered by Global offerings improve our cost of funding, which we can then pass on to our smaller members who may borrow at $50,000 or even smaller amounts. The cost of providing Advances in such small amounts will increase, as the cost of carrying the liquidity to provide small Advances increases under this proposal. The increased cost of providing these types of services to our members contributes to the deterioration in value to our members, especially our smaller members.

Reduced Profitability Impairs Contributions to Affordable Housing
Given the increased costs of servicing our members, the proposed rules will reduce our overall profitability and therefore, our contributions to the congressionally-established Affordable Housing Program. Our voluntary housing programs, New Neighbors and American Dream Homeownership Challenge, which are over and above our mandated affordable housing requirements, may become too costly to our membership to support in their current form, if at all. New Neighbors is a $15 million grant program providing permanent housing assistance for households displaced by Katrina and other hurricanes of 2005. To date, the Bank has disbursed or committed $1.7 million in grants to help 85 families. The American Dream Homeownership Challenge is a $1 million grant program for minorities and persons with special needs. The Board established the program in 2003 to complement President Bush’s Blueprint for the American Dream initiative to increase minority homeownership. Through the American Dream Homeownership Challenge, the Bank has awarded $4 million to assist 800 homebuyers purchase their own homes. Until both the full extent of our retained earnings shortfall and the negative impact of the proposed regulation on our business model are known, the Bank has temporarily suspended these two voluntary programs, which would have amounted to $17 million over the next two years.

“One Size Fits All” Retained Earnings Formula Increases the Risk Profile of the Bank

One of the most obvious weaknesses in the Finance Board’s proposal is the “one size fits all” retained earnings formula. We recognize that retained earnings have value, as outlined by the Finance Board in its rationale for the proposed rule, to “provide a cushion to absorb losses, ... act as a source of funds to maintain dividend payments in the event of temporary shortfalls in Bank earnings and provide a source of capital to fund growth.” We are supportive of each FHLBank carrying an appropriate level of retained earnings commensurate with its respective balance sheet risk, but we believe that the simplicity of the formula as proposed by the Finance Board is inconsistent with the methodologies currently being adopted by other regulators as part of Basel II.

Our Board established a Retained Earnings Policy in July 2004, which was re-adopted in November 2005, based on a rigorous analysis of the risk in our balance sheet more consistent with the Basel II approach. Our policy framework established risk parameters for short- and long-term market risk, business risk, credit risk and operational risk, and analyzed future earnings performance in consideration of multiple variables. Multiple business events and interest rate scenarios were modeled based on the current interest rate and business environments, as well as the historical environments. This process resulted in all reasonably possible combinations of business events and interest rate scenarios, which total almost 14,000 different combinations of earnings simulations. A range of retained earnings needed to absorb these possible earnings simulations resulted from this analysis, and our current level of retained earnings is in excess of the high end of this resulting range.

The formula proposed by the Finance Board will require us to carry a level of retained earnings approximately 80 percent in excess of that which this rigorous analysis would support. Not only will our members’ return on their capital stock investment be constrained during the time we would be required to build to this level, their return will be unduly burdened in the long term, given the required higher and unwarranted retained earnings level and the Bank’s limited ability to access this balance to provide dividend stability.

In fact, in order to ensure compliance at all times with the requirement, the Bank will need to carry retained earnings well in excess of the minimum level – perhaps almost 100 percent above the risk-adjusted level defined in our analysis – so as to allow for the ability to use retained earnings from time to time to stabilize dividends. In the Finance Board’s construct, retained earnings are only available at levels above the minimum requirement to stabilize dividends. Too high a retained earnings level as a result of this simplistic approach may cause members to be reluctant to buy additional stock for activity purposes, and may cause them to look elsewhere for the services they otherwise would have received from the Bank.

In contrast to the standards established in the Basel II framework, the Finance Board’s proposed retained earnings formula does not distinguish different levels of risk in its application. For example, cash balances and mortgage-backed securities are assessed as carrying equivalent risk. The same is true for agency versus non-agency mortgage-backed securities. This failure to distinguish among risk categories will encourage the FHLBanks to take on increased risk in an attempt to maintain profitability and meet a retained earnings target. The retained earnings formula also incorrectly assumes that Advances carry no risk. While history demonstrates Advances have little or no credit risk, longer-term Advances carry significant market risk. In addition, longer-term option-based programs such as our Mortgage-Matched Advance introduced in 1990 have risk profiles similar to Acquired Mission Assets and mortgage-backed securities. Finally, the retained earnings formula focuses solely on assets and does not take into account the manner in which those assets are financed. For example, funding short-term Advances with 10-year bullet, fixed-rate liabilities carries significant interest rate risk which the Finance Board’s simplistic approach would ignore.

Under the proposed retained earnings provision, FHLBanks will be forced to reduce liquid investments to as low a level as possible and/or to finance them in a more risky manner, as this asset class currently earns the lowest spreads. However, these types of investments are necessary for both safety and soundness reasons and to support mission-related activity. Moody’s notes “good risk adjusted profitability” and “sound liquidity” in their support for the highest ratings possible for the Bank. As a further concern, we would also note that in July 2006, the Federal Reserve is changing its system of payments for the FHLBank System, which, absent this regulatory proposal, would have resulted in a desire to carry more liquidity.

As discussed earlier, liquidity investments also support our public policy mission and mission-related activities by allowing the Bank to be opportunistic in accessing the capital markets and flexible in providing funding to our members when they need it. By forcing the Bank to reduce liquidity, the simplistic application of this formula actually reduces access to and/or increases the cost of funding for our members, especially for our smaller members who may in the near term have fewer alternatives.

The Finance Board supports retained earnings as a source of capital to fund growth. However, the Finance Board is eliminating the right to pay stock dividends. Stock dividends very clearly provide capital for growth; and, in the Cincinnati Bank, when combined with the cooperative capital feature of our Capital Plan, have substituted for the need for ongoing activity stock purchases, thereby reducing the cost to transact business with the Bank.

We would also note that other alternatives to protect against impairment, such as the issuance of subordinated debt at the individual FHLBank level, or credit derivatives and other forms of insurance, may be available and be less costly than a build-up of retained earnings. These alternatives will also clearly, through market forces, distinguish among the different risk profiles of the FHLBanks, similar to a risk-based retained earnings requirement.

The Finance Board’s proposed rule will impose a dividend limitation of 50 percent of earnings in the event that an FHLBank had not met the proposed retained earnings requirement. While we have discussed above our concerns regarding the specifics of the retained earnings formula, we also believe that the imposition of such a drastic reduction in dividend payout forces retained earnings to be built very quickly, and unnecessarily, at the expense of our members’ earnings, which further increases an FHLBank’s incentive to take on risk to augment earnings. We note that the Finance Board still retains the authority in the event of a pending problem to mandate specific dividend constraints at the individual FHLBank level, if it believes that an FHLBank cannot safely and soundly make a dividend payment out of current and retained earnings.

The proposed rule would also require that the FHLBank declare and pay dividends after the end of the quarter, after current quarter earnings are known. We agree, and believe that good corporate governance would support this type of policy and remove any uncertainty involved in declaring dividends based on estimated earnings. Our Board effected a policy change for the second quarter of 2006 to meet this objective.

The Proposed Rule Effectively Dismantles the Provisions of Our Approved Capital Plan and Contravenes Gramm-Leach-Bliley
We clearly recognized the need to manage a prudent level of excess stock when we developed our Capital Plan as required by Gramm-Leach-Bliley. The Capital Plan was the subject of a Finance Board public hearing in June 2002 and ultimately approved by the Finance Board 5-0 in November 2002. Our Capital Plan provides for the use of excess capital stock cooperatively among our members. As a result, since 2002, we have reduced our amount of excess capital stock by approximately 27 percent and grown Mission Asset Activity by approximately 19 percent.

Our cooperative capital feature, in combination with capital stock dividends, is designed to limit the growth in excess stock while at the same time allowing our members to balance their investment in the Bank and their use of our services. To the extent that there is any perceived need to limit excess stock, there already appears in practice to be a pre-existing automatic governor on capital stock dividends. If mission asset growth is greater than stock dividends, the stock dividends will not create excess capital and instead will support growth in the housing mission. To the extent mission asset growth is less than the projected rate of stock dividends, the Board could always choose to adjust the component of the dividend payout attributable to capital stock in order to maintain a more reasonable amount of excess under our existing Capital Plan.

The Finance Board in its proposed rule does not recognize the cooperative capital feature of our Capital Plan that it approved in November 2002, and does not give the Bank credit for using such capital to support mission-related activities. To the extent the cooperative use of capital stock reduces activity stock purchases, it, by its definition, actually reduces excess capital, not adds to excess capital, as the Finance Board’s definition would presuppose. The Finance Board’s definition of Excess Capital is the simple sum of all members’ excess. Since our members use excess capital from a pool of all members’ excess, approximately $320 million of the Finance Board’s definition of Excess Capital is supporting mission related activities. It is neither excess economically nor by our approved Capital Plan’s definition of excess capital. Approximately one third of this cooperatively-used capital stock supports our Advances portfolio, and the remaining two-thirds supports our AMA balances.

Because our cooperative capital is not truly excess, unless the proposed rule allows for a reduction to the amount of excess capital in consideration of such cooperatively-used capital before applying the one percent limit, the Cincinnati Bank will be required to reduce true excess capital by at least $400 million or to approximately 0.50-0.60 percent of total capital, not the one percent the Finance Board intends to allow. The Finance Board then will have effectively eliminated the heart of the Bank’s Capital Plan that it had previously unanimously approved, and will have destroyed our current business model.

The excess stock requirement also does not take into account the fact that mission-related activity is volatile, and that members do not always re-borrow immediately after an Advance repays. In order to avoid unintentionally exceeding the one percent limit as calculated by the Finance Board, we will need to allow for a management cushion to accommodate daily volatility in excess stock balances, which will bring our actual excess capital level to approximately 0.40-0.50 percent of our assets. This would create further pressure on our liquidity requirements or further deteriorate our ability to service our members and fulfill our mission.

The proposed rule requires the excess stock to be repurchased within 60 days of the end of a quarter, or requires that the Bank effectively enter into a regulatory agreement with the Finance Board in the form of a compliance plan. This potential shortening of the redemption period actually increases the instability of an FHLBank’s balance sheet to the extent that the excess stock does indeed support longer-term assets. In our case, we will need to reduce our capital by almost twice what would otherwise be required, if the Finance Board definition does not take into account our cooperative feature. As mentioned earlier, this rapid reduction could only be done by reducing our liquidity, and will occur well before the excess capital could be replaced by retained earnings. Also, to the extent an FHLBank is required to reduce liquid investments prematurely, the result could be an increase in the market risk profile of the FHLBank, without the ability to offset that risk, as these assets are typically much shorter term and have much less market risk.

Proposed Rules Undermine the Provisions of Gramm-Leach-Bliley
Gramm-Leach-Bliley explicitly states that “Each Federal Home Loan Bank may carry to a reserve account from time-to-time such portion of its net earnings as may be determined by its board of directors.” As noted above, the Board, after exhaustive review, has determined that appropriate level for the Bank. Gramm-Leach-Bliley also states that “[e]ach Federal Home Loan Bank shall establish such additional reserves and/or make such charge-offs on account of depreciation or impairment of its assets as the [Finance Board] shall require from time-to-time.” A plain reading of this language does not support a retained earnings requirement that is simplistic and universal in its approach to all the FHLBanks, such as that proposed by the Finance Board.

Specific levels of Finance Board dividend constraint may also violate the statutory framework of Gramm-Leach-Bliley, which left dividend policy in the hands of the individual FHLBank Boards, so long as the FHLBank has current and retained earnings. The level of dividend constraint also disproportionately reduces the income on the FHLBank System’s smallest members, who are more reliant on the FHLBank System for liquidity and who have limited opportunities to reduce exposure to the FHLBank System.

The Finance Board’s rationale for limiting excess stock is due to its concern that “Undue reliance on excess stock by a Bank to meet minimum capital requirements and to capitalize its balance sheet can raise both safety and soundness and public policy issues.” The Finance Board notes that “most Banks have traditionally honored in a timely fashion a member’s request to have its excess stock repurchased [which] could give rise to capital instability, if a Bank were to experience large scale requests to repurchase stock in a short period of time” if members choose to withdraw and/or reduce their business with the FHLBank. The reason posited for such possible instability is that excess capital supports assets that cannot be readily liquidated, or are non-mission related.

However, Gramm-Leach-Bliley clearly contemplated the issues related to a potential call on capital when the statute created the concept of permanent capital – and distinguished between Class A and Class B stock in determining required capital levels. The Finance Board’s proposed rule does not make this distinction and, thus, does not distinguish between the different risk characteristics of excess Class A stock and excess Class B stock. In the case of the Cincinnati Bank, longer-term mission-related assets, both Advances and Acquired Mission Assets, are supported by Class B stock, the sole class of stock permitted in our Capital Plan.

To prevent the potential redemption issues the Finance Board cites, the statute defined Class B stock as permanent capital and extended its redemption period so as to ensure a “timely” redemption and orderly liquidation of assets and their associated liabilities. “Timely fashion” under Gramm-Leach-Bliley is specifically defined as five years for Class B stock, and members (and their regulators) recognize that Class B stock is subject to this lengthy redemption period. In creating the concept of permanent capital, and the right of any FHLBank to take up to five years to manage its balance sheet to the point where it can safely and soundly repurchase any excess stock that members seek to have redeemed or repurchased, Gramm-Leach-Bliley specifically addressed the concerns that the Finance Board has expressed with regard to the potential instability that the old capital structure posed. Instead, the proposed rule potentially forces the Bank to repurchase any Class B excess stock over one percent of assets in 60 days, making that stock less permanent than even Class A stock, and prevents the Bank (without the prior consent of the Finance Board) from utilizing the full five-year period granted to it by Gramm-Leach-Bliley to accomplish this objective. By doing so, the Finance Board is risking the very instability that Gramm-Leach-Bliley intended to prevent.

Finally, Gramm-Leach-Bliley did not distinguish between forms of permanent capital even when it had the opportunity to do so, as indicated by legislative history. Retained earnings and Class B stock were given equal treatment under the law.

Attached to this letter is a comment letter from our external legal counsel outlining in more detail our specific legal and related concerns with the Finance Board’s proposal.

Conclusion
The Board of the Cincinnati Bank believes that the proposed rule is both unnecessary and harmful to the Bank and to the FHLBank System. The proposed regulation has a number of unintended consequences, which themselves can impose safety and soundness issues by lowering capital, liquidity and profitability, and jeopardizing the Bank’s AAA ratings. This, in turn, will lower the value of membership, particularly for our smaller members, and will significantly reduce the Bank’s ability to support Affordable Housing initiatives.

Gramm-Leach-Bliley, in defining permanent capital and distinguishing between Class A and Class B stock, sufficiently provided for a period to reduce excess in a “timely fashion,” so as to avoid the instability that the Finance Board is concerned arises due to the existence of too much excess capital stock. Thus, the Board does not believe that a limitation on excess capital as proposed is necessary. Gramm-Leach-Bliley also recognizes the independence of the Boards of the individual FHLBanks and continues the long-existing support of rights granted to them consistent with that of other corporate boards of directors, including the ability to determine the amount, timing and form of dividends. Gramm-Leach-Bliley limits dividends only by current and retained earnings, and nothing in the statute would support eliminating the ability of the Boards of Directors to declare capital stock dividends.

Respectfully, we urge the Finance Board to withdraw the proposed rule given that the FHLBank System has sufficient and adequate regulation to address the Finance Board’s stated concerns and that Gramm-Leach-Bliley clearly addresses the issue of adequate capital at the individual FHLBank level.

Respectfully submitted,

Charles J. (Bud) Koch, Chair

Attachment

Taft, Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, Ohio 45202-3957
513-381-2838
Fax: 513-381-0205
www.taftlaw.com

Melvin S. Shotten

(513) 357-9311

shotten@taftlaw.com

HAND DELIVERY
Mr. David H. Hehman President
Federal Home Loan Bank of Cincinnati
221 E. Fourth Street 1000 Atrium Two Cincinnati, OH 45202 -	and

Board of Directors

Federal Home Loan Bank of Cincinnati

221 E. Fourth Street

1000 Atrium Two

Cincinnati, OH 45202

Re: Proposed Capital Plan Regulations

Dear Dave:

This letter responds to the request from the Bank’s Board of Directors that our firm review and comment on the legal basis for certain aspects of the recently proposed Federal Housing Finance Board rule adding new regulatory provisions that you have informed us could materially affect the current operation of the Cincinnati Bank’s Capital Plan, as well as the operation of the capital plans of many other Federal Home Loan Banks.

I. Background

On March 15, 2006, the Federal Housing Finance Board ( the “Finance Board”) published a proposed rule (the “Proposed Rule”) that would change the capital structure requirements for the Federal Home Loan Banks (“FHLBanks”) by prescribing a maximum level of excess stock that an FHLBank can accumulate, by prohibiting payment of dividends in the form of shares of FHLBank capital stock and by requiring a minimum level of retained earnings. See 71 Fed. Reg. 13306-13316. This letter addresses certain legal and, at the specific request of the Board, certain legally-related policy objections to the Proposed Rule based on (a) apparent conflicts or inconsistencies with existing law and regulations, and (b) an examination of the legislative history behind certain provisions of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”), which amended the Federal Home Loan Bank Act (12 U.S.C. § 1421 et seq., the “Bank Act” and, as amended by the GLB Act, the “Act”).

II. Summary of Conclusions

From a policy perspective, the Proposed Rule appears unnecessary given the already-existing statutory and regulatory requirements governing each of the implementation of FHLBank capital plans, the maintenance of reserves, the issuance, redemption and repurchase of FHLBank capital stock, and the payment of dividends on FHLBank capital stock. Further, because FHLBank members’ use of certain FHLBank services currently is capitalized in certain cases exclusively by stock dividends, the Proposed Rule is likely to have an adverse effect on a number of FHLBanks’ ability to carry out their public mission of supporting member financing of housing and community lending. From a legal perspective, the Proposed Rule appears to reach well beyond the reforms intended to be imposed by Congress on the FHLBanks by the GLB Act, to exceed the authority granted to the Finance Board and to erode the powers specifically delegated to, or reserved for, the individual FHLBanks.

While the Finance Board has carefully articulated its concerns, we believe the unintended consequence of adoption of the Proposed Rule may be to weaken the FHLBank System significantly by driving FHLBank members towards higher-yielding investments than member stock and/or towards alternative mortgage funding sources. If so, the Proposed Rule threatens to create the very instability the Finance Board hopes that the Proposed Rule will avoid.

III. Discussion and Analysis

1.	Excess Stock Limitation

The Proposed Rule would restrict the aggregate amount of excess stock that any FHLBank could have outstanding to one percent of the FHLBank’s total assets.

Prior to the GLB Act, the FHLBanks had only one class of capital stock, which was redeemable with minimal required notice. The GLB Act radically changed this structure by permitting an FHLBank to issue, “with such rights, terms, and preferences, not inconsistent with this Act and the regulations issued hereunder, as the board of directors of that bank may approve,” either or both of Class A stock, redeemable on six-months notice, and Class B stock, redeemable only on five years notice.1 A principal goal of Congress was to encourage the FHLBanks to create and hold “permanent capital” as a cushion against unexpected losses in the FHLBank System.2 Thus, the GLB Act requires each FHLBank to maintain certain leverage percentages of permanent capital and total capital to total bank assets—and to maintain permanent capital in an amount that is sufficient to meet specified risk-based capital requirements. For these purposes, permanent capital includes only “the amounts paid for the Class B stock and the retained earnings of the bank.” On the other hand, total capital includes permanent capital, the amounts paid for any Class A stock, any reserves or allowances held against specific assets and any other amounts available to absorb losses that the Finance Board determines by regulation to be appropriate.3 The legislative history of the GLB Act indicates that Congress contemplated that FHLBanks “would have flexibility to choose among the different forms of stock to meet” the new capital requirements imposed by that Act.4

The GLB Act specifically contemplates that FHLBank members may hold at least some stock that is in excess of their capital requirements. Section 1426(e) of the Act addresses the redemption of excess stock and provides that an FHLBank “in its sole discretion, may redeem or repurchase ... any shares of Class A or Class B stock ... held by a member that are in excess of the minimum stock investment required of that member.” This Section also specifies that shares of stock shall not be deemed “excess” for purposes of the Section by virtue of a member’s submission of a notice of intent to withdraw from membership or its termination of membership and, further, that an FHLBank may not redeem any excess Class B stock unless the member has no Class A stock that could be redeemed as excess.

Congress delegated to the Finance Board the authority to adopt regulations implementing the GLB Act. To this end, current Finance Board regulations5 define “excess stock” as that amount of capital stock of an FHLBank held by a member in excess of the member’s minimum required investment required by that Bank’s capital plan.6 The Regulations provide that an FHLBank member may purchase excess stock “as long as such purchase is approved by the member’s Bank and the laws under which the member operates permit such purchase.”7 They also provide that an FHLBank “may, in its discretion and upon proper application of the member, retire such excess stock, and ... shall pay for each share ... (except that if at any time the Finance Board finds that the paid-in capital of a Bank is or is likely to be impaired ..., the Bank shall ...withhold from the amount to be paid in retirement of the stock a pro rata share of the amount of such impairment as determined by the Finance Board)....”8 Neither the GLB Act nor the current Regulations place any limit on the amount of excess stock that may be issued or held by members of an FHLBank.

Thus, under the GLB Act as implemented by current Regulations, the Finance Board’s discretion as to excess stock appears only to be a negative discretion to prohibit redemption, not an affirmative discretion to require it. Indeed, as is evident from the above, both the Act and the current Regulations appear to encourage the holding of excess stock, particularly if that stock is Class B stock, and they give to the individual FHLBanks the authority to determine an appropriate amount of excess stock so long as redemption of that stock does not impair capital.

We respectfully suggest that the Proposed Rule is, in fact, inconsistent with these GLB Act requirements and policy objectives.

The Proposed Rule defines excess stock as “that amount of a Bank’s capital stock held by a member or other institution in excess of its minimum investment in capital stock required under the Bank’s capital plan, the Act or Finance Board’s regulations, as applicable.”9 Noting that, at the end of 2005, four FHLBanks had excess stock in amounts that equaled more than one percent of their individual total assets, the commentary to the Proposed Rule states that an FHLBank’s “undue reliance” on excess stock to meet the Bank’s minimum capital requirements and to capitalize its balance sheet activities can raise safety and soundness and public policy issues. According to the Finance Board, because “most Banks have traditionally honored in a timely fashion a member’s request to have its excess stock repurchased,” an FHLBank could be subject to “capital instability” if it experienced a large scale request from members to repurchase such excess stock, particularly if that stock is capitalizing long-term assets that cannot be readily liquidated.10

This Finance Board argument depends, however, on the implication that the FHLBanks’ current voluntary practices somehow have become required—and on the then-resulting assumption that current practice will always dictate future behavior. By “in a timely fashion,” the Finance Board apparently means “immediately” or “very quickly.” The implication is that anything other than “very quickly” would not be “timely.” And yet, at least to the extent that the excess stock to be repurchased is Class B stock, this implication flies in the face of the GLB Act’s intent to create a class of “permanent” capital stock that may be repurchased or redeemed only after a five-year waiting period—unless a FHLBank exercises its discretion to do so earlier. Under the GLB Act, five years is, in fact, “timely.” Anything else is early.

The Finance Board then extends the implication to the assumption that significant repurchase requests could result in capital instability. This assumption, however, gives an FHLBank no credit for being able to manage the worst case scenario of a “run” on its excess stock, even though—were such a situation to occur—the affected FHLBank would in fact have five years in which to honor the repurchase requests gradually and to adjust its portfolio so as to minimize any impact on its financial or capital stability.

It strikes us as strange that the Finance Board advances this “repurchase threat leads to instability” argument as a reason to restrict excess stock while proposing as a remedy that the FHLBanks repurchase significant amounts of excess stock, thereby creating the equivalent of the feared large-scale repurchase requests from members.

Again, with all due respect, it seems that the Finance Board fails to provide any compelling policy or legal reason why the existing capital requirements of the GLB Act have proven insufficient to ensure the safety and soundness of the FHLBanks. As legal authority for the new proposed limitation on excess stock, the Finance Board relies solely on its broad authority to promulgate regulations necessary to supervise the FHLBanks and to ensure that they operate in a safe and sound manner and carry out their housing finance mission.11 From this, the Finance Board argues (as noted above) that, when FHLBanks “rely heavily” on excess stock to capitalize balance sheet activities, large-scale requests by members to repurchase stock could result in capital instability—a situation which, to date and to our knowledge, never has occurred for any FHLBank. Clearly, however, as the legislative history indicates, the drafters of the GLB Act considered this threat and structured the FHLBanks’ capital requirements specifically to address these concerns—including, in particular, the requirements relating to permanent capital and to the authority of the Finance Board to impose restrictions on any one FHLBank’s repurchases of its capital stock. Equally clearly, nowhere in the GLB Act—or any subsequent piece of legislation—does it appear that Congress explicitly or implicitly left room for the Finance Board to re-work the Act’s provisions in this area under the general banner of “safety and soundness” or otherwise. Through the Proposed Rule, the Finance Board appears to be trying to re-address and amend the GLB Act’s very clear capital requirements. When statutory requirements are clear, however, the Finance Board has very limited power to alter them by regulations or rulings, as is further discussed in part 4 of this letter.

2.	Stock Dividend Prohibition

The Proposed Rule also would prohibit an FHLBank from declaring or paying dividends in the form of stock, and the Finance Board has specifically requested comment on this part of the Rule.

The Regulations give the FHLBanks general authority to pay dividends on capital stock.12 This authority currently is limited only by a prohibition in both the Act and the Regulations on the payment of dividends from sources other than an FHLBank’s retained earnings or current net earnings and by the regulatory requirement that dividends may be paid only as provided by a Bank’s capital plan.13 We find nothing in either the Act or the Regulations, however, that restricts the ability of an FHLBank to pay dividends in the form of stock. In fact, the current Regulations specify that, in connection with the initial issuance of stock in its GLB Act restructuring, “a Bank may distribute any portion of its then-existing retained earnings as shares of Class B stock.”14 This provision is, of course, consistent with the GLB Act’s view of Class B stock as “permanent capital"—a source of capital which Congress equated in importance to retained earnings.

Since 1932 when the Bank Act was adopted, the Act has stated that, upon organization as a corporate body, each FHLBank “shall have all such incidental powers, not inconsistent with this chapter, as are customary and usual in corporations generally.”15 We suggest that the power to declare dividends, and the power to dictate the form in which such dividends are paid, clearly are two of the foundational “customary and usual” powers of any corporation.16 This is not to say that limits may not be set upon the sources out of which dividends are payable or that limits may not be set on the payment of dividends where the payment would result in an impairment of capital.17 However, where an individual FHLBank pays dividends only out of permitted sources, only in keeping with its capital plan and only when the payment will not cause the FHLBank to fail to meet its minimum capital requirements18, there appears to be no statutory justification for imposing restrictions on the form in which the dividends are paid. Also, for the reasons given above in connection with the proposed limitation on “excess stock,” there appears to be no justification for further general restrictions on stock dividends grounded in concerns about the general safety and soundness of all FHLBanks when the Finance Board already has broad powers to deal with dividends proposed for declaration by troubled individual FHLBanks. Indeed, given the goal of the GLB Act to enhance the permanent capital of the FHLBanks, we would think that the Finance Board would normally welcome the payment of dividends in the form of shares of Class B stock as a means of increasing the safety and soundness of the Banks.

In addition to its broad regulatory authority over safety and soundness, the Finance Board relies on § 1426(a)(4) of the Act as legal authority for its ability to prohibit stock dividends. However, § 1426(a)(4)(A), cited by the Finance Board, provides that the Finance Board shall issue regulations permitting the issuance, “with such rights, terms and preferences, not inconsistent with this Act and the regulations issued hereunder, as the board of directors of [an FHLBank] may approve,” of Class A and/or Class B stock. In other words, this subsection of the Act appears to relate only to the “rights, terms and preferences” of the different classes of stock, not to the ability of the Finance Board to regulate the issuance of that stock. The Finance Board also cites § 1426(a)(4)(C) of the Act for its authority here. However, that subsection only grants authority to the Finance Board to prescribe “the manner in which stock of a Federal home loan bank may be sold, transferred, redeemed, or repurchased.” Nothing in § 1426(a)(4) or elsewhere appears to grant to the Finance Board the power to regulate an FHLBank’s ability to issue capital stock for no consideration, as is the case with stock dividends—and, again, nothing in the GLB Act (or any other legislation we are aware of) appears to invite the Finance Board to broaden its authority in this area in the name of safety and soundness.

Indeed, as far as we are aware, the Finance Board has in the past used this same authority only to promulgate regulations that (a) prohibit FHLBanks from redeeming or repurchasing capital stock without prior Finance Board approval where either the Finance Board or the particular FHLBank directors involved believe that such FHLBank has incurred or is likely to incur losses that result in charges against its capital, and (b) grant a particular FHLBank the discretion to suspend redemption of capital stock when the FHLBank’s directors reasonably believe the continued redemption of stock would “cause the Bank to fail to meet its minimum capital requirements, would prevent the Bank from maintaining adequate capital against a potential risk that may not be adequately reflected in its minimum capital requirements, or would otherwise prevent the Bank from operating in a safe and sound manner.”19 To our knowledge, there was never before an attempt by the Finance Board or its predecessor to employ this statutory authority to itself so limit the type of dividend or its characterization as excess stock for any one FHLBank, let alone the entire FHLBank System—although we believe the Finance Board has probably used its supervisory authority in the past to prohibit individual FHLBanks from paying dividends during certain periods.

From a policy perspective, the present value of future dividends is a large part of the value of any corporate stock. This is particularly so for FHLBank stockholders because their stock dividends generally may be held on a tax-deferred basis. This favorable tax treatment, which would not apply to cash dividends, offsets the relatively low yield on their FHLBank capital stock investment. By eliminating the ability of an FHLBank to pay stock dividends, the Finance Board lowers the tax-adjusted dividend returns to the Bank’s members, decreases the value of their stock and thus would seem to adversely affect the deemed advantage of becoming or remaining a member of the FHLBank System. Since membership in the FHLB System has been “voluntary” since FIRREA amended the Act in 1989, the result may well be that many members will find it in their best interests to withdraw from membership and to reinvest the proceeds from their FHLBank capital stock in the numerous higher-yielding alternatives available to them.

Finally, based upon our long experience with the Cincinnati Bank and our resulting familiarity with the FHLBank System, it appears to us that the combination of the proposed restrictions on excess stock and the elimination of stock dividends is likely to have an adverse impact on the ability of some FHLBanks to continue portions of their public mission. In some cases, FHLBank members’ use of FHLBank services, notably mortgage purchase programs, has been capitalized by stock dividends. As a result of the Proposed Rule, members would have to purchase additional capital stock in order to undertake this activity. Given the advantages of using tax-deferred stock dividends for this purpose, the ultimate cost to FHLBank members of such new activity would be effectively increased—with the likelihood that such Congressionally-favored activity would decrease. Ironically, it is smaller, rural community banks that would be penalized most severely because, without a stream of stock dividends, some of these members simply do not have sufficient available capital to invest in additional FHLBank stock. We believe that justification for any requirement having such an adverse impact should rest on actual problems faced by a particular FHLBank rather than on a generalized concern over the potential and speculative impact of future excess stock redemption requests.

3.	Retained Earnings Requirement and Dividend Limitation

In response to Finance Board concerns about the low levels of retained earnings of some FHLBanks, the Proposed Rule includes new requirements regarding minimum levels of retained earnings. As proposed, each FHLBank would be required to achieve and maintain a minimum level of retained earnings (“REM”), equal to $50 million plus 1% of the Bank’s non-advance assets, as calculated each quarter. During a transition period, and for any subsequent period in which an FHLBank failed to meet its REM, the Proposed Rule also would, respectively, limit or prohibit the declaration and payment of a dividend on the FHLBank’s capital stock without Finance Board approval.

In support of this aspect of the Proposed Rule, the Finance Board argues from a policy point of view that an FHLBank could exceed all its minimum capital requirements and still have capital stock that is impaired.20 However, the Finance Board also acknowledges that there never has been an incident of capital impairment at an FHLBank and that capital stock impairment is not necessarily indicative of capital inadequacy. Moreover, the Finance Board states that it “believes that its capital rules and the Banks’ overall capital levels remain adequate and the risk of capital insolvency at any Bank in the foreseeable future is de minimis.”21

Against this background, as legal authority for these proposed retained earnings requirements, the Finance Board again cites § 1422a(a)(3) of the Act (providing that the duties of the Board are to ensure that the FHLBanks operate in a financially safe and sound manner, carry out their housing finance mission and remain adequately capitalized) and § 1422b(a)(1) of the Act (providing the Finance Board with power to “supervise the Federal Home Loan Banks and to promulgate and enforce such regulations and orders as are necessary from time to time to carry out the provisions of this Act”). Further, to provide additional adequate authority for the proposed retained earnings requirements, the Finance Board also cites, and discusses at length, §1436(a) of the Act, which provides in relevant part as follows:

“Each Federal Home Loan Bank may carry to a reserve account from time-to-time such portion of its net earnings as may be determined by its board of directors. Each Federal Home Loan Bank shall establish such additional reserves and/or make such charge-offs on account of depreciation or impairment of its assets as the [Finance Board] shall require from time to time. No dividends shall be paid except out of previously retained earnings or current net earnings remaining after reductions for all reserves, charge-offs, purchases of capital certificates of the Financing Corporation, and payments relating to the Funding Corporation ... have been provided for [with certain exceptions].”

The Finance Board asserts that § 1436 grants it the legal “authority to require the Banks to ‘establish such additional reserves and/or make such charge-offs on account of depreciation or impairment of its assets as [it] shall require’ ”—and that this statutory provision “does not limit the reasons for which the Finance Board can require the Banks to establish these additional reserves.”22 However, this conclusion appears to depend on a reading of the statute that limits applicability of the phrase “on account of depreciation or impairment of its assets” only to the recording of charge-offs. To us, a more reasonable reading is that the phrase modifies both the establishment of additional reserves and the making of charge-offs. The Finance Board’s restrictive reading of this statute thus seems to violate the statutory interpretation rule that the plain language of the statute usually controls.23 Particularly in light of the first sentence of §1436(a)—stating that “Each Federal Home Loan Bank may carry to a reserve account from time-to-time such portion of its net earnings as may be determined by its board of directors”—it is reasonable to think that Congress only intended the Finance Board to interpose its reserve authority when an FHLBank’s capital is threatened for one of the specified reasons.

Moreover, the Finance Board’s citation from the second sentence of § 1436, in its legal justification for the Proposed Rule, does not include the words “Each” and “from time to time.” When viewed in full, this cited statutory provision appears to grant the Finance Board the power only to impose additional reserve requirements on individual FHLBanks, and then only from time-to-time. To say, as the Finance Board does, that this statutory provision gives it broad authority to uniformly require the establishment of permanent reserves for all FHLBanks in the form of increased retained earnings appears to both take the provision out of context and erode the traditional powers of the individual FHLBanks and their boards of directors in a way that is difficult to reconcile with the remainder of the Section and the Act.

While we are not accountants, you have asked us to comment on whether or not the Finance Board’s interpretation of the second sentence of § 1436 appears to be sustainable from a lawyer’s simplistic accounting viewpoint. It is our understanding that any charge-off by an FHLBank, whether for depreciation or asset impairment, would have to be made in accordance with generally accepted accounting principles (GAAP) and not only would need to be Bank-specific but also would have to be computed based on the status of a particular asset. The sentence in question must be read as a whole and, if the Finance Board cannot require across-the-board charge-offs, it is unclear to us how it can use § 1436 to require across-the-board reserves.

Although we are fully aware of the broad authority of the Finance Board, the retained earnings requirements of the Proposed Rule appear to unnecessarily extend, without clear authority, Finance Board control over potential specific actions of individual FHLBanks to a broad general application to all System banks.

Finally, the legislative history of the GLB Act indicates that Congress clearly had an opportunity to require minimum retained earnings which it apparently chose to forego. In the GAO Report—which was written in response to a request by the U.S. House of Representatives to summarize the GAO’s past positions and recommendations regarding the capital structure of the FHLBank system—the GAO said that it had recommended (a) making FHLBank System capital more permanent and (b) setting minimum retained earnings requirements as two ways to protect FHLBanks against unexpected losses.24 The GAO Report further noted that, in response to a request for comments on a draft of the Report, the Finance Board’s Director in the Office of Policy, Research and Analysis commented that earlier GAO reports over-emphasized retained earnings as the only source of permanent capital and failed to identify permanent capital stock as an alternate source.25 The GAO Report paraphrases the Finance Board Director as stating that retained earnings are not necessarily the only source of permanent capital and that a nonredeemable class of stock also could serve as a permanent buffer against loss and provide a positive incentive for building retained earnings.26 The GAO noted that it added statements to its draft Report to clarify that there are a number of ways to make capital more permanent, including adding a more permanent class of capital stock. Regarding the degree of permanence of FHLBank capital stock, the GAO Report stated that, while a nonredeemable class of stock could serve as a permanent buffer against loss, “there are tradeoffs between establishing permanent capital and creating incentives for the System to provide their members with value.”27 Thus, while it is not entirely clear from the GAO Report or from the legislative history of the GLB Act, it is reasonable to infer that the establishment of Class B stock that is redeemable upon five years notice was deemed sufficient by Congress to satisfy both of these objectives—i.e. establishing permanent capital and retained perceived member value in FHLB stock. In any event, it is apparent that any proposals for establishing minimum retained earnings requirements failed to find their way into the final GLB Act. Had Congress wished to impose such requirements at the time, it clearly could have done so—or specifically allocated that responsibility to the Finance Board.

4.	Court Deference to Administrative Powers

We have in the past—and as part of our discussions about the Proposed Rule—commented on the broad inherent regulatory and rule making power of the Finance Board. However, federal agencies are given more or less leeway in interpreting and implementing statutory provisions depending on whether and how clearly Congress has already spoken to the issue in question. If Congress has spoken to the precise issue, an agency generally must give effect to the unambiguously expressed intent of Congress.28 If, on the other hand, Congress has explicitly left a gap for the agency to fill, then this amounts to an express delegation of authority to clarify (and sometimes expand) a specific statutory provision by regulation, and the resulting regulations are given substantial deference by courts.29 Finally, if the statute if silent or ambiguous with respect to the specific issue, agency action is to be carefully reviewed in light of general principles of statutory construction.30

In the present case, as discussed above, it is at the very least ambiguous or unclear as to whether Congress intended to delegate to the Finance Board the authority to unilaterally impose restrictions on excess stock and retained earnings—and to dictate the form in which FHLBanks may pay dividends on capital stock. Thus, if the validity of the Proposed Rule were to be challenged, we believe that the Proposed Rule should be viewed by courts with heightened scrutiny, and the Finance Board should not be granted deference. With respect to permissible statutory construction, courts have held that, among other factors, the plain language of the statute and the statute’s legislative history should be considered.31 As discussed above, the plain language of the Act appears to limit the Finance Board’s authority to take the actions contemplated in the Proposed Rule. Also, again as discussed above, the legislative history of the GLB Act appears to indicate that the proposed new restrictions on excess stock and increased retained earnings requirements, in particular, are contrary to the intent of Congress in establishing the new capital requirements for the FHLBanks less than seven years ago. If so, the additional restrictions on the powers of the FHLBanks contained in the Proposed Rule should be viewed critically, and any uncertainty as to the powers allocated to the Finance Board by Congress should be resolved by taking a narrow view of the Finance Board’s authority.

IV. Conclusion

The Proposed Rule appears to be an unnecessary and broad extension of Finance Board powers—given the existing statutory and regulatory requirements governing the implementation of FHLBank capital plans, the maintenance of reserves, the issuance, redemption and repurchase of FHLBank capital stock, and the payment of dividends on FHLBank capital stock. Further, the Proposed Rule is likely to have an adverse effect on the FHLBanks’ ability to support certain mission activity that traditionally has been capitalized exclusively by members’ stock dividends. It strikes us as inherently contradictory to require the FHLBanks to increase retained earnings while simultaneously requiring them to use cash to repurchase excess stock and pay dividends. While one could argue that such a result involves policy considerations normally allocated to the Finance Board and the management of the twelve System Banks, the Proposed Rule also appears to also go beyond the legal authority expressly or implicitly granted to the Finance Board by Congress, and it appears to erode powers specifically delegated to, or reserved for, the individual FHLBanks by Congress. Finally, an examination of the legislative history behind the Act—and in particular the provisions of the GLB Act—demonstrates that the Proposed Rule appears to reach beyond the FHLBank reforms intended by Congress in the GLB Act.

While the above is the reasoned analysis and position of our firm in this matter, we cannot give a formal opinion because of (a) a lack of direct court precedent on these matters, and (b) the broad leeway courts will often give to regulatory agencies (as discussed above). We issue this comment letter for the sole benefit of the Bank, but with our consent to include it with the Bank’s own comment letter to the Finance Board concerning the Proposed Rule.

Please call us if you have further questions.

Yours truly,

Melvin S. Shotten

MSS:lh

1 12 U.S.C. s.1426(a)(4) (emphasis added here and elsewhere in citations to the Act).

2 See Government Accountability Office Report, “Capital Structure of the Federal Home Loan Bank System,” August 31, 1999 (the “GAO Report”).

3 Id.

4 H.R. Rep. 106-74(II), p. 4. This report of the House Representatives contemplated that, in addition to Class A and Class B stock, there also would be a Class C stock that would not be redeemable but that could be sold to other FHLBank members. The Class C stock proposal was dropped in the conference committee reconciling the House and Senate versions of the bill. As is further discussed in part 3 below, Congress presumably believed that the Class B stock was sufficient permanent “permanent capital.”

5 12 C.F.R. ss. 900-998 (the “Regulations” and each a “Reg.”). Emphasis added to some citations.

6 Reg. s. 930.1.

7 Reg. s. 925.23.

8 Reg. s. 925.22(b)(2).

9 71 Fed. Reg. 13315. Proposed Reg. s. 900.2.

10 71 Fed. Reg. 13308-13309.

11 71 Fed. Reg. 13310, citing 12 U.S.C. ss. 1422a(a)(3) and 1422b(a).

12 Reg. s. 931.4.

13 12 U.S.C. s.1436(a); Reg. s. 931.4(a). Note that each FHLBank’s capital plan (other than that of one Bank which is under supervision and has not yet converted to the new capital structure) has been expressly approved by the Finance Board within the past 3.5 years.

14 Reg. s. 931.2.

15 12 U.S.C. s.1432(a).

16 See 11 Fletcher Cyclopedia of Private Corp. s.5325 (“The declaration and payment of dividends is a matter of internal management solely within the discretion of directors and, unless the bylaws or articles of incorporation place some limitation upon their discretion, a court will not interfere with their business judgment in the absence of fraud, bad faith or other clear abuse of discretion.”) . See also Johnson v. Lamprecht, 133 Ohio St. 567 (1938) (holding that the declaration of dividends is largely a matter of discretion with the board of directors) and Ohio Revised Code s. 1701.33 (to the extent that Ohio law governs the operations of the FHLBank of Cincinnati). See also, 12 U.S.C. s. 1432 and Reg. s. 925.23 (regarding the organization of FHLBanks and the applicability of “local laws” under which the FHLBanks operate).

17 See, Ohio Revised Code s. 1701.33(A).

18 See 12 U.S.C. s.1436(a), Reg. s.931.4(a).

19 12 C.F.R. s.931.8.

20 71 Fed. Reg. 13308, note 5.

21 71 Fed. Reg. 13311.

22 71 Fed. Reg. 13314.

23 Statutory words are uniformly presumed to be used in their ordinary and usual sense and with the meaning commonly attributed to them. Caminetti v. United States, 242 U.S. 470 (1917). Further, it is an elementary rule of statutory construction that a court initially look to the plain language of the statute to determine the meaning of legislation. McBarron v. S&T Indus., Inc., 771 F.2d 94 (6th Cir. 1985); Bradley v. Austin, 841 F.2d 1288 (6th Cir. 1988). See also note 22 below and its related text.

24 See GAO Report at pp. 6-7.

25 Id. at p. 7.

26 Id.

27 Id.

28 See Chevron U.S.A., Inc. v. Natural Resources Defense Council, Inc., 467 U.S. 837 (1984).

29 Id.

30 Id. By noting the views of courts here, we speak only to the broad power of federal regulatory agencies and are not suggesting litigation should play any part of the Bank’s comment process as to the Proposed Rule.

31 See National R.R. Passenger Corp. v. Boston and Maine Corp., 503 U.S. 407 (1992); NationsBank of North Carolina, N.A. v. Variable Annuity Life Ins. Co., 513 U.S. 251 (1995).